Exhibit 10.3

SENSEIT CORP.

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”), dated as of October 27, 2006, is by and among (a) SenseIt Corp., a Delaware corporation (the “Company”), (b) Christopher Toffales, an individual residing at 21 Motts Hollow Road, Port Jefferson, New York 11777 (“Toffales”), (c) Isonics Corporation, a California corporation having its principal place of business at 5906 McIntyre Street, Golden, Colorado 80403 (“Isonics”), and (d) each other holder of equity securities of the Company who becomes a party to this Agreement, subject to the conditions set forth herein, by executing an Instrument of Accession (“Instrument of Accession”) in the form attached as Schedule I to this Agreement (each, an “Investor Stockholder”).

WHEREAS, pursuant to a Stock Exchange Agreement, of even date herewith (as same may be amended or supplemented, the “Toffales Exchange Agreement”), between Toffales and the Company, Toffales shall, simultaneously with the execution of this Agreement by the Company, Toffales and Isonics, exchange all 100 shares (the “Original Toffales Shares”) of the common stock, par value $0.001 per share (the “Original Common Stock”), of the Company (which Original Toffales Shares constitute all of the issued and outstanding shares of Original Common Stock) for 100 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”);

WHEREAS, pursuant to a Stock Purchase Agreement, of even date herewith (as the same may be amended or supplemented, the “Isonics Purchase Agreement”), between the Company and Isonics, (a) Isonics shall purchase from the Company (i) simultaneously with the consummation of the exchange transaction contemplated by the Toffales Exchange Agreement, an aggregate of 425,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of the Company by, among other transactions, (A) assigning to the Company all of Isonics rights, title and interest in that certain Development and Licensing Agreement, dated as of September 28, 2005, as amended effective as of July 31, September 1, September 29, and October 16, 2006 (collectively, as so amended, the “Lucent Agreement”), between Lucent Technologies Inc. (“Lucent”) and Isonics, as more fully described in the Lucent Agreement, and (B) tendering to the Company a cash payment of $250,000, (ii) an aggregate 25,000 shares of Class A Common Stock upon tendering to the Company a cash payment of $250,000 within three business days of the date on which Isonics shall receive financing from Cornell Capital Partners, L.P. (“Cornell”) pursuant to the Securities Purchase Agreement, dated as of May 30, 2006 between Isonics and Cornell, but in no event later than December 31, 2006, (iii) an aggregate 100,000 shares of Class A Common Stock on or prior to January 11, 2007 in consideration of a cash payment of $1,000,000, and (iv) 50,000 shares of Class A Common Stock upon tendering to the Company a cash payment of $500,000 on or before February 14, 2007 (or such lesser number of shares and payment amount to reflect any issuance of Credit Shares based upon a credit issued by Lucent resulting in the creation of a Credit Amount (as such terms are defined in the Isonics Purchase Agreement)) and (b) the Company may be required to issue Credit Shares in the event that Lucent issues a credit against amounts due under the Lucent Agreement resulting in the creation of a Credit Amount; and

WHEREAS, Toffales, Isonics and the Company desire to promote their mutual interests by imposing certain restrictions and obligations on the Company and each party to this Agreement (each, a “Stockholder”).

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Capitalized Terms Defined.  For all purposes of this Agreement, including the preamble, terms defined elsewhere in this Agreement shall have their assigned meanings and each of the following terms shall have the following meanings (such definitions to be applicable to both the plural and singular of the terms defined):

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday, (c) a public holiday under the laws of the State of New York or (d) any other day on which banking institutions are authorized to close in the State of New York.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as amended from time to time.

“Class A Director” shall have the meaning ascribed to such term in paragraph 3.1(b).

“Class B Director” shall have the meaning ascribed to such term in paragraph 3.1(b).

“Common Stock” shall mean the common stock, par value $0.001 per share (the “Common Stock”), of the Company.

“Employment Agreement” shall mean that certain Employment Agreement, dated as of even date herewith, between the Company and Toffales, and each and every amendment and supplement to such agreement or any succeeding employment agreement entered into by the Company and Toffales during the term of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Offered Securities” shall mean the Securities that are the subject of a proposed Transfer.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

“Public Offering” shall mean a public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of Common Stock.

“Public Sale” shall mean any sale of Common Stock to the public pursuant to a Public Offering or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act.

“Securities” shall mean each share Class A Common Stock, Class B Common Stock and Common Stock and all securities issued by the Company that are convertible into, exercisable or exchangeable for shares of Class A Common Stock, Class B Common Stock and/or Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholder” shall mean each party to this Agreement other than the Company.

“Transfer” or “Transferred” shall mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Securities.

ARTICLE II
TRANSFERS OF SECURITIES

Section 2.1.                                General.

(a)                                  No Transfer of any Securities made in violation of this Agreement shall be effective, and no such Transfer shall be recorded on the stock record books of the Company.  The Company shall not recognize any transferee receiving any Securities in violation of the terms of this Agreement as a stockholder of the Company, nor shall any such transferee have any rights as a stockholder of the Company or under this Agreement.

(b)                                 Any Transfer by a Stockholder of Securities to a Person who is not a party to this Agreement shall be made only pursuant to the terms of this Agreement and on the condition that such Person shall become a party to this Agreement, agreeing in writing to be bound by all of its terms, by executing and delivering to the Company a duly completed, dated and executed Instrument and Accession.

(c)                                  All such Transfers shall be conducted in accordance with all applicable federal and state securities laws.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, Isonics may, upon not less than ten business days’ prior notice to the Corporation (which notice shall be accompanied by a duly completed, dated and executed Instrument of Accession), Transfer all (but not less than all) of the Securities then owned by Isonics to Isonics Homeland Security and Defense Corporation, a Delaware corporation (“IHSDC”), provided that, at the effective time of such Transfer, IHSDC is a wholly-owned subsidiary of Isonics.  Nothing in this paragraph 2.1(d) shall affect in any manner, Isonics’ obligations, agreements and covenants contained in the Isonics Purchase Agreement.

Section 2.2.           Restrictions on Transfer.  Each Stockholder agrees that such Stockholder shall not Transfer any Securities owned by such Stockholder other than in full compliance with the terms and provisions of this Agreement.  Notwithstanding anything contained in this Agreement (and except as provided in paragraph 2.1(d)), no Transfer of any Securities shall be permitted prior to the first anniversary of the date of this Agreement.

Section 2.3.           Right of First Refusal.

(a)                                  Effective as of the first anniversary of the date of the Agreement and thereafter through the remainder of the term of this Agreement, each Stockholder (the “Transferring Stockholder”) desiring to Transfer any of the Securities owned by the Transferring Stockholder shall give the Company and each other Stockholder (each, an “Other Stockholder”) notice of the terms of any proposed bona fide sale of Offered Securities, including (i) the number and type of Securities that are proposed to be Transferred, (ii) the anticipated date of the proposed Transfer, (iii) the name and address of each Person to whom the Transfer is proposed to be made and (iv) the material terms of the proposed Transfer, including the cash and/or other consideration to be received with respect to such Transfer, at least 30 days prior to the consummation of such proposed Transfer (a “Transfer Notice”); provided, however, that in connection with a Transfer pursuant to a Public Sale, the Transferring Stockholder shall deliver the Transfer Notice to the Company and each Other Stockholder at least ten business days, or any other time period as may be mutually agreed upon by the parties to this Agreement, prior to the consummation of such proposed Transfer pursuant to a Public Sale.  Any such Transfer Notice shall be deemed an irrevocable bona fide offer to sell such shares to the Company, initially, and, thereafter, the Other Stockholders, on such terms as set forth in such Transfer Notice and shall be deemed a representation by the Transferring Stockholder that the proposed Transfer is a bone fide transaction.

(b)                                 The Company shall have a period of (i) five business days, in connection with a Transfer pursuant to a Public Sale, or (ii) fifteen business days, in connection with any other Transfer, from the giving of the Transfer Notice with respect to such Transfer within which to elect to purchase all or any portion of the Offered Securities at the same price and subject to the same material terms and conditions as described in the Transfer Notice.  The Company may exercise such purchase option, and thereby purchase all or any portion of the Offered Securities, by notifying the Transferring Stockholder in writing, before the expiration of such five or fifteen business day period, as the case may be, as to the number and kind of such Securities that the Company wishes to purchase.  If the Company gives the Transferring Stockholder notice that the Company desires to purchase all or a portion of the Offered Securities, then payment for the Offered Securities shall be in cash, by check or wire transfer or in such other consideration as set forth in the Transfer Notice, against delivery of the Offered Securities to be purchased at a place, at a time and on a date agreed upon by the Transferring Stockholder and the Company, or, if the parties are unable to agree on the place, time and date of such purchase and sale, at 10:00 am (local time) on the 25th business day after the expiration of such five or fifteen business day period at the principal offices of the Company.  Neither the Transferring Stockholder nor any member of the Board of Directors elected by holders of a class of securities of the Company in which the Transferring Stockholder owns of record or beneficially a majority of the outstanding shares of such class of securities may participate in the determination by the Company whether of not to purchase the Offered Securities pursuant to this paragraph 2(b).

(c)                                  If the Company shall have failed to elect to purchase all of the Offered Securities by giving the Transferring Stockholder the notice contemplated by paragraph 2.3(b), the Other Stockholders shall have a period of (i) ten business days, in connection with a Transfer pursuant to a Public Sale, and (ii) 25 business days, in connection with any other Transfer, from the giving of the Transfer Notice with respect to such Transfer within which to elect to purchase their respective pro rata shares of the Offered Securities not being purchased by the Company, at the same price and subject to the same material terms and conditions as described in the Transfer Notice.  Each Other Stockholder may exercise such purchase option, and thereby purchase all or any portion of its pro rata share of the Offered Securities not being purchased by the Company, by notifying the Transferring Stockholder in writing, before the expiration of such ten or 25 business day period, as the case may be, as to the number of such shares that the Other Stockholder desires to purchase.  For the purpose of the preceding sentence, each Other Stockholder’s pro rata share shall be a fraction of the Offered Securities not being purchased by the Company, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of Class A Common Stock and Class B Common Stock upon the occurrence of a Threshold Event (as such term is defined in the Certificate of Incorporation of the Company) and the number of shares of Common Stock owned by such Other Stockholder on the date of the Transfer

Notice and the denominator of which shall be the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion of Class A Common Stock and Class B Common Stock upon the occurrence of a Threshold Event then owned by all Other Stockholders, each as of the date of the Transfer Notice.  Each participating Other Stockholder shall have a right of reallotment such that, if any Other Stockholder fails to exercise the right to purchase such other Stockholder’s full pro rata share of the Offered Securities, each participating Other Stockholders may exercise an additional right to purchase, on a pro rata basis, the Offered Securities not previously purchased.  If a participating Other Stockholder gives the Transferring Stockholder notice that the participating Other Stockholder desires to purchase its pro rata share of the Offered Securities and, as the case may be, its reallotment, then payment for the Offered Securities shall be in cash, by check or wire transfer or in such other consideration as set forth in the Transfer Notice, against delivery of the Offered Securities to be purchased at a place, at a time and on a date agreed upon by the Transferring Stockholder and the Company, or, if the parties are unable to agree on the place, time and date of such purchase and sale, at 10:00 am (local time) on the fifth business day after the expiration of such ten or 25 business day period at the principal offices of the Company.

(d)                                 If all the Offered Securities are not so purchased by the Company and Other Stockholders, the Transferring Stockholder shall be free for a period of 90 days after expiration of the time periods referred to in this Section 2.3 to consummate the proposed transaction upon terms not more favorable to the Transferring Stockholder than those set forth in the Transfer Notice with respect to any Offered Securities not sold to the Company and the Other Stockholders pursuant to this Section 2.3.  Promptly upon the consummation of any such transaction, the Transferring Stockholder shall confirm in writing to the Company and Other Stockholders the terms of the transaction as so consummated, including the number and kind of Securities involved, the consideration received, and the name of the party to whom the Transfer was made. After the expiration of said 90 day sale period, subject to the time period set forth in paragraph 2.3(a), if such Transferring Stockholder again wishes to Transfer any Securities, such Transferring Stockholder shall again offer the Securities in accordance with the provisions of this Section 2.3.

(e)                                  Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company and Other Stockholders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property.  If the Transferring Stockholder and the Company and such Other Stockholders cannot agree on such cash value within fifteen business days after the receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Company.  The cost of such appraisal shall be shared equally by the Company, such Other Stockholders and the Transferring Stockholder.

Section 2.4.           Drag Along Rights.

(a)                                  Effective as of the first anniversary of the date of this Agreement and thereafter through the remainder of the term of this Agreement, in the event the holders of a majority of the then outstanding shares of Class A Common Stock or Class B Common Stock (and, following the occurrence of a Threshold Event, the Common Stock) (in either case, the “Control Group”) elect to transfer all of the Securities owned by the members of the Control Group to an unaffiliated third party (a “Third Party”) (including any transfer of shares that is being effected by a merger or consolidation of the Company with another person), the Control Group shall have the right (the “Drag-Along Right”) to cause each of the other Stockholders as a group to transfer all of their Securities to the Third Party (or to exchange such Securities pursuant to the terms of such merger or consolidation) at the same price and on the same terms and conditions as the Control Group Transfer their Securities to the Third Party; provided, however, that, in connection with the exercise of a Drag-Along Right prior to the occurrence of a Threshold Event, the holders of Class B Common Stock shall be entitled to receive, in aggregate, no less than 10% of the total consideration being tendered by the Third Party in connection with such transaction.

(b)                                 The Control Group may elect to exercise the Drag-Along Right by delivering written notice to all of the other Stockholders and the Company 30 days prior to the consummation of the Transfer described in paragraph 2.4(a), such notice to be accompanied by a copy of the definitive documentation pursuant to which the Securities will be transferred to the Third Party by the Control Group and will state (i) the bona fide intention of the Control Group to effect the Transfer described in paragraph 2.4(a), (ii) the name and address of the Third Party and (iii) the expected closing date of such Transfer.  The notice delivered pursuant to this paragraph 2.4(b) shall also be deemed a Transfer Notice under paragraph 2.3(a) and the Company and all other Stockholders shall have all of the rights granted under Section 2.3 with respect to the Securities owned by the Control Group.

(c)                                  Each Stockholder as part of its participation in the Transfer pursuant to a duly exercised Drag-Along Right shall deliver to the Third Party at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more certificates, properly endorsed for transfer, which represent all of the Securities owned by such Stockholder and each Stockholder shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed sale, including, without limitation, representations and warranties (and indemnities with respect thereto) that the transferee of the Securities (or interests therein) is receiving good and marketable title to such Securities (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a Stockholder shall agree to provide indemnification (other than its own title to such Securities), such Stockholder shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Securities involved in such transfer that are represented by the Securities owned by such Stockholder.  In addition, each Stockholder and the Control Group shall reasonably cooperate and consult with each other in order to effect the Transfer described in this Section 2.4, and each Stockholder shall provide reasonable assistance to the Control Group in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Third Party in connection with such Transfer and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties.

(d)                                 If the transaction which is the subject of the Drag Along Right is structured as an acquisition, merger or consolidation of the Company, each Stockholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such Transfer.

(e)                                  In the event that the Control Group consists of holders of a majority of the then outstanding shares of Class A Common Stock and such Control Group desires to Transfer less than all of the shares of Class A Common Stock owned by the members of such Control Group, all of the provisions of this Section 2.4 shall remain applicable proportionately (as the number of shares of Class A Common Stock owned by the Control Group subject to the partial exercise of the Drag-Along Right bears to the total number of shares of Class A Common Stock owned by the Control Group), but only with respect to Class A Common Stock and shall only be effective if the Third Party becomes a party to this Agreement as an Investor Stockholder by executing and delivering to the Company a duly completed, dated and executed Instrument of Accession.

Section 2.5.           Tag-Along Rights.  Each Stockholder agrees that:

(a)                                  In the event that any Stockholder (the “Purchase Offer Stockholder Recipient”) shall receive a bona fide offer from a third party not a party to this Agreement to purchase (the “Purchase Offer”) any of the Securities owned by such Purchase Offer Stockholder Recipient, and the Purchase Offer Stockholder Recipient determines to accept such Purchase Offer, then, prior to accepting such Purchase Offer, the Purchase Offer Stockholder Recipient shall arrange for the proposed purchaser to make, in lieu of the Purchase Offer, a substitute bona fide offer to purchase the same number and kind of Securities that were the subject of the Purchase Offer, and upon the same terms and conditions as the Purchase Offer (appropriately adjusted for any conversion rights or common stock equivalency calculations), from the Stockholders owning Securities in the relative proportions and otherwise as described in paragraph 2.5(b) (the “Substitute Purchase Offer”).

(b)                                 In the event a Substitute Purchase Offer is made, the Purchase Offer Stockholder Recipient shall give each of the other Stockholders written notice of the making of the Substitute Purchase Offer (the “Substitute Purchase Offer Notice”) specifying (i) the number and kind of Securities that is the subject of such Substitute Purchase Offer, (ii) the terms (including the proposed date of consummation of the Substitute Purchase Offer, which shall be not less than 30 business days following the date of the giving of the Substitute Purchase Offer Notice) of such Substitute Purchase Offer, and (iii) the identity of the proposed purchaser.  Upon receipt of the Substitute Purchase Offer Notice, each Stockholder shall have the right (the “Tag-Along Rights”) to participate in the Substitute Purchase Offer, pro rata, with the Purchase Offer Stockholder Recipient.

(c)                                  The Tag-Along Right may be exercised by a Stockholder by delivery, not later than fifteen days after receipt of the Substitute Purchase Offer Notice, of a written notice (the “Tag-Along Notice”) to the Purchase Offer Stockholder Recipient.

Section 2.6.           Right to Sell in the Event of a Dispute.  Notwithstanding anything to the contrary contained in this Article II, in the event that (a) either the Class A Common Stock Director or Class B Common Stock Director affirmatively votes against a proposal before the Board of Directors to (i) accept an investment offer made by any Person other than a Stockholder (an “Investment Issue”) or (ii) approve and adopt an exit strategy involving a spin-off, merger, consolidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets in a single transaction, series of related transactions or plan (an “Exit Strategy Issue”), (b) the Corporation is, at such time, insolvent or is anticipated, based on the then current trend of the Company’s financial position, to be insolvent within 90 days thereafter, (c) the Investment Issue or Exit Strategy Proposal has been approved (and, if applicable, adopted) by a majority vote of the Board of Directors and (d) the holders of a majority of the outstanding Class A Common Stock, if the Class A Common Stock Director has affirmatively voted against such proposal, or the holders of a majority the outstanding Class B Common Stock, if the Class B Common Stock Director has affirmatively voted against such proposal, do not consent to such majority vote of the Board of Directors, then such holders (the “Disapproving Stockholders”) of the majority of the outstanding Class A Common Stock or Class B Common Stock, as the case may be, shall have the right to offer and sell all of the Disapproving Stockholders’ shares of Class A Common Stock or Class B Common Stock, as the case may be, to the holders of Class B Common Stock, if it is Class A Common Stock to be sold, or the holders of Class A Common Stock, if it is Class B Common Stock to be sold, or designees of such holders, at a price equal to the fair market value of the shares to be sold (such fair market value to be determined, as of the date of the Board of Directors vote on the subject proposal and without giving effect to any subsequent financing or other activities of the Company, by an unaffiliated third party designated by the director (the “Other Director”) of the Company who is not the Class A Common Stock Director or Class B Common Stock Director).  Exercise of such right to offer and sell the Disapproving Stockholders’ shares of Class A Common Stock or Class B Common Stock, as the case may be, shall be made by written notice to the holders of

Class A Common Stock, if it is Class B Common Stock to be sold, or to the holders of Class B Common Stock, if it is Class A Common Stock, and the Board of Directors.  The Other Director shall have ten business days from the giving of such notice upon which to designate the unaffiliated third party to determine the fair market value of the Disapproving Stockholders’ shares to be sold.  The sale of the Disapproving Stockholders’ shares shall be consummated no later than ten business days following the determination of the fair market value of the Disapproving Stockholders’ shares by the unaffiliated third party.

Section 2.7.           No Waiver of a Stockholder’s Rights.  Any election by any Stockholder not to invest additional funds in the Company in any particular instance in which such Stockholder has the option, but not the obligation, to invest in the Company pursuant to this Article II, shall not affect the ability of the Stockholder to provide additional funding in any other instance in which the Stockholder has the option, but not the obligation, to invest in the Company pursuant to this Article II.

Section 2.8.           Legend on Share Certificates; Stock Transfer Orders.

(a)                                  The Company shall endorse legends in the following form, together with any other legends the Company may reasonably require, on the face or reverse side of the certificates evidencing all Securities owned by each Stockholder:

“The securities represented by this certificate are subject to the terms and conditions of a Stockholders’ Agreement, dated as of             , 2006, among the Company, Christopher Toffales, Isonics Corporation and others, a copy of which is on file with the Company, and such securities may not be Transferred (as such term is defined in such Stockholders’ Agreement), except in accordance with the terms and conditions of such Stockholders’ Agreement.”

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may be offered and sold only if so registered or if an exemption from such registration is available and the Company has received an opinion of counsel satisfactory to the Company that such exemption is available.”

(b)                                 The Company shall make a notation in the appropriate books and records of the Company prohibiting the Transfer of the Securities heretofore and hereafter issued to the Stockholders, or to any other person acquiring Securities pursuant to this Agreement, in the absence of compliance with all of the terms and conditions of this Agreement.

ARTICLE III
BOARD OF DIRECTORS AND VOTING AGREEMENTS

Section 3.1.           Board of Directors; Voting Agreements.

(a)                                  Until the occurrence of a Threshold Event, the number of members of the Board of Directors shall be fixed at three.

(b)                                 In accordance with the Certificate of Incorporation of the Company, (i) the holders of Class A Common Stock shall be entitled at each meeting of the stockholders of the Corporation at which the Board of Directors are to be elected to elect one member (the “Class A Common Stock Director”) of the Board of Directors (and to fill any vacancy created by the resignation, death or removal of the Class A Common Stock Director) and (ii) the holders of Class B Common Stock shall be entitled at each meeting of the stockholders of the Corporation at which the Board of Directors are to be elected to elect one member (the “Class B Common Stock Director”) of the Board of Directors (and to fill any vacancy created by the resignation, death or removal of the Class B Common Stock Director).  The holders of Class A Common Stock also shall have the power to remove any Class A Common Stock Director, whether or not for cause, upon the affirmative vote of holders of a majority of the then outstanding shares of Class A Common Stock and the holders of Class B Common Stock also shall have the power to remove any Class B Common Stock Director, whether or not for cause, upon the affirmative vote of holders of a majority of the then outstanding shares of Class B Common Stock.

(c)                                  Prior to each annual meeting of the stockholders of the Company, the Class A Common Stock Director and Class B Common Stock Director then in office shall designate a third person who shall qualify as an “independent director,” as such term is used in the applicable regulations promulgated by the Nasdaq Stock Market, Inc. (or regulations promulgated by any other national stock exchange on which any class of the Company’s securities is, at the time of such designation, listed), and who shall otherwise have no prior affiliation with either the Company or any holder of Class A Common Stock or Class B Common Stock or any affiliates of such holders (other than as an independent director of the Company), to be the Board of Director’s nominee for election as the third member of the Board of Directors at such annual meeting of stockholders.  Such nominee shall only be deemed elected as a director of the Company if the nominee receives a majority of the votes cast by each of the holders of Class A Common Stock and the holders of Class B Common Stock.  If such nominee fails to receive a majority of the votes cast by each of the holders of Class A Common Stock and the holders of Class B Common Stock, then a new alternate nominee shall be designated in accordance with the terms of this paragraph 3.1(c) and a special meeting of the stockholders of the Company shall be called and held for the purpose of acting on the election of such alternate nominee.  In the event that a vacancy shall occur in the Board of Directors as a result of the death, disability, resignation or any other termination of the director elected pursuant to this paragraph 3.1(c), the replacement for such vacating director shall be designated by the Class A Common Stock Director and Class B Common Stock Director, acting unanimously, to serve until the next annual meeting of the stockholders of the Company.

(d)                                 Toffales shall act as the Chief Executive Officer and President of the Company and will manage the day-to-day affairs of the Company.  In such capacity, Toffales may act on behalf of the Company to the fullest extent permissible for a person acting in such capacities under applicable law and without approval of the Board of Directors or the consent of the holders of any class of securities of the Company, except with respect to the following items, which shall require:

(i)            the majority vote of the Board of Directors in order to:

(A)          enter into a transaction with an affiliate of Toffales, the Company or any affiliate of Toffales or the Company;

(B)           borrow funds over $250,000 on a secured or unsecured basis in one or more transactions, from banks or any other person or entity;

(C)           invest or reinvest funds of the Company in an amount greater than $250,000 in any securities, whether equity or debt, public or private, or any similar investments, or in any other investment;

(D)          accept any capital investment in, or issue any additional securities of, the Company to any person or entity;

(E)           (1) make a general assignment for the benefit of creditors, (2) consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, (3) commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code or any political subdivision thereof, seeking to have an order for relief entered with respect to the Company or seeking adjudication as a bankrupt or insolvent, or (4) seek reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to the Company or its debts;

(F)           declare or pay a dividend on any class of securities of the Company; and

(G)           fail to terminate the Lucent Agreement for convenience under Section 4.02(a) of the Lucent Agreement at a time when the Company does not have sufficient funds readily available to meet the Company’s obligations to Lucent under the Lucent Agreement, other than such time when the Company does not have such funds readily available due to a failure by Isonics to timely purchase securities of the Company in accordance with the Isonics Purchase Agreement; and

(ii)           the majority vote of the Board of Directors and an affirmative vote of the holders of a majority of the outstanding shares of each class of Securities of the Company in order to:

(A)          merge, consolidate or dissolve the Company or sell all or substantially all of its assets as part of a single transaction, series of related transactions or plan;

(B)           mortgage, pledge, or grant a security interest in any property of the Company not in the ordinary course of business; and

(C)           lend money to or guaranty or become surety for the obligations of any person or entity.

(e)                                  Notwithstanding anything to the contrary contained in clause (ii) of paragraph 3.1(d), all actions by the Board of Directors, other than those specified in said clause, will require the majority vote of the Board of Directors.

(f)                                                    (i)            Each Stockholder agrees to vote, or cause to be voted, all Securities held by the Stockholder for approval and adoption of an amendment (the “Common Stock Classification Amendment”) to the Certificate of Incorporation to eliminate the authorization of Class A Common Stock and Class B Common Stock upon the occurrence of a Threshold Event.  In addition, each Stockholder, if a holder of Class A Common Stock, shall do all reasonable acts to cause the Class A Common Stock Director to vote for approval and adoption of the Common Stock Classification Amendment and, if a holder of Class B Common Stock, shall do all reasonable acts to cause the Class B Common Stock Director to vote for approval and adoption of the Common Stock Classification Amendment.

(ii)           EACH STOCKHOLDER HEREBY GRANTS TO THE BOARD OF DIRECTORS, AND EACH MEMBER OF THE BOARD OF DIRECTORS,  AN IRREVOCABLE PROXY, COUPLED WITH AN INTEREST, TO VOTE ALL OF THE VOTING SECURITIES OWNED BY SUCH STOCKHOLDER OR OVER WHICH SUCH STOCKHOLDER HAS VOTING CONTROL TO THE EXTENT NECESSARY TO CARRY OUT THE PROVISIONS OF SUBPARAGRAPH 3.1(f)(i), BUT ONLY IN THE EVENT OF AND TO THE EXTENT NECESSARY TO REMEDY ANY BREACH BY SUCH STOCKHOLDER OF THE STOCKHOLDER’S OBLIGATIONS UNDER THE VOTING AGREEMENT CONTAINED IN SUBPARAGRAPH 3.1(f)(i).

ARTICLE IV
ADDITIONAL STOCKHOLDER AGREEMENTS, RIGHTS AND OBLIGATIONS

Section 4.1.           Class A Common Stock Right of First Refusal.  In the event that the Board of Directors determines to seek additional capital funding in order to continue the operations of the Company (it being specifically excluded any Acquisition Financing, as such term is defined in the Certificate of Incorporation), (a “Continuing Operations Funding”), each of the holders of Class A Common Stock shall have the right, but not the obligation, to purchase the securities to be sold in the Continuing Operations Financing.  The Company shall give each holder of then outstanding Class A Common Stock notice of the proposed Continuing Operations Funding and offer to such holder the right, exercisable for 30 days after the giving of such notice, to purchase the securities being offered in the Continuing Operations Funding in such proportion equal to the proportion of Class A Common Stock then outstanding owned of record by the holder.  Such offer to the holders of Class A Common Stock shall be on the same terms and conditions as the Company intends to offer the securities subject to the Continuing Operations Funding to third parties.  Any securities subject to the Continuing Operations Funding not purchased by the holders of Class A Common Stock during such 30-day period shall be offered to third parties but only on the same terms and conditions as any of such securities are being sold to the holders of Class A Common Stock upon exercise of the right granted by this Section 4.1.

Section 4.2.           Commitments of Isonics.

(a)                                  Following Isonics consummating all of the securities’ purchases contemplated by the Isonics Purchase Agreement, Isonics shall either (i) make such additional capital and/or debt investments in the Company as the Board of Directors deems in the best interests of the Company or (ii) use its best efforts to assist the Company in obtaining additional financing.

(b)                                 Isonics shall keep the Company advised as to Isonics’ financial condition and financing plans and, if Isonics determines that Isonics is not able to consummate any of the securities’ purchases or investments contemplated by the Isonics Purchase Agreement, Isonics shall give the Company no less than 90 days’ advance notice of Isonics inability to consummate such securities purchase or investments.

Section 4.3.           Commitments of Toffales.

(a)                                  In his capacity as Chief Executive Officer and President of the Corporation, but subject to all applicable laws relating to the disclosure of confidential information, Toffales shall, as frequent as reasonably necessary but without unreasonably interfering with Toffales’ other duties and responsibilities and time restrictions under the Toffales Employment Agreement, (i) inform all Stockholders, including Isonics, of (A) the progress and business activities of the Company, and (B) the Company’s financial condition, including the solvency of the Company or the Company approaching the zone of insolvency and (ii) promptly reply to reasonable requests for information made by any Stockholder and the directors of the Company relating to the operations of the Company.

(b)                                 Subject to Isonics providing the Company with an agreement to keep confidential any the disclosure of confidential information other than to utilize information provided by the Company in order for Isonics to comply with Isonics’ reporting obligations under the Securities Act and Exchange Act, Toffales shall cause the Company to deliver to Isonics the financial information Isonics reasonably requires in order to prepare and file all reports, registration statements and other documents that Isonics is required to file or publicly make available under the Securities Act and Exchange Act, within fifteen days following the end of each fiscal quarter of the Company and 30 days following the end of each fiscal year of the Company.

Section 4.4.           Commitments of the Company.

(a)                                  The Company shall deliver to Isonics the financial information Isonics reasonably requires in order to prepare and file all reports, registration statements and other documents that Isonics is required to file or publicly make available under the Securities Act and Exchange Act, within fifteen days following the end of each fiscal quarter of the Company and 30 days following the end of each fiscal year of the Company.

(b)                                 The Company shall provide reasonable assistance to the independent registered public accounting firm retained by Isonics, at Isonics’ sole cost and expense, to audit the books and records of the Company and provide Isonics with audited annual financial statements of the Company, when and as reasonably required by Isonics in order for Isonics to comply with  Isonics’ reporting obligations under the Securities Act and Exchange Act.

(c)                                  The Company will not authorize the issuance of any Securities or accept the Transfer by any Stockholder of Securities of the Company unless the person acquiring such Securities agrees to become a party to this Agreement, appropriately modified, such agreement to be evidenced by a duly completed, dated and executed Instrument of Accession.

ARTICLE V
MISCELLANEOUS

Section 5.1.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

Section 5.2.           Entire Agreement; No Third Party Beneficiaries.  Each party to this Agreement hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in this Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein and that this Agreement supersedes all prior agreements and understandings between the parties with respect thereto.  There are no promises, covenants or undertakings other than those expressly set forth or provided for in this Agreement.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.3.           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 5.4.           Counterparts; Facsimile Signatures.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.  Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

Section 5.5.           Remedies.  The Stockholders will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement.  In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

Section 5.6.           Notices.  All notices and other communications required or permitted hereunder shall be in writing.  Notices shall be delivered personally, against written receipt therefor, via a recognized overnight courier (such as Federal Express, DHL, Airborne Express or U.S.P.S. Express Mail) or via certified or registered mail.  Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence.  Notices shall be addressed as follows:

If to Toffales, to:	Christopher Toffales
21 Motts Hollow Road
Port Jefferson, New York 11777
Facsimile: (631) 331-3371
E-Mail: Toffales21@aol.com

with a copy to:

If to Isonics, to:	James E. Alexander, President
Isonics Corporation
5906 McIntyre Street
Golden, Colorado 80403
Facsimile: (303) 279-7300
E-Mail: jealexander@isonics.com

with a copy to:	Herrick K. Lidstone, Jr., Esq.
Burns, Figa & Will, P.C.
6400 South Fiddlers Green Circle
Suite 1000
Greenwood Village, Colorado 80111
Facsimile: (303) 796-2626
E-Mail: hklidstone@bfw-law.com

If to the Company, to:	Christopher Toffales, President
SenseIt Corp.
21 Motts Hollow Road
Port Jefferson, New York 11777
Facsimile: (631) 331-3371
E-Mail: Toffales21@aol.com

with a copy to:	Neil M. Kaufman, Esq.
Davidoff Malito & Hutcher LLP
200 Garden City Plaza, Suite 315
Garden City, New York 11530
Facsimile: (516) 248-6422
E-Mail: nmk@dmlegal.com

and, if (x) Isonics and/or IHSDC owns of record at least 25% of the then outstanding shares of Class A Common Stock or (y) following the occurrence of a Threshold Event (as such term is defined in the Amended Certificate of Incorporation), Isonics and/or IHSDC owns of record at least 25% of the then outstanding shares of Common Stock, to Isonics in the manner as set forth in this Section 5.6

If to any other Stockholder, to:	The address of such Stockholder on the Instrument of Accession of such Stockholder or, in the case of any of the parties hereto, at such other address as such party shall have furnished to each of the other parties hereto in accordance with this Section 5.6.  Each such notice, demand, request or other communication shall be deemed given (i) on the date of such delivery by hand, (ii) on the first business day following the date of such delivery to the overnight delivery service or facsimile transmission, or (iii) three business days following such mailing.

Section 5.7.           Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company, Toffales, Isonics and all other Stockholders.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

Section 5.8.           Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated in a writing approved by the Company, Toffales and Isonics.  This Agreement will terminate automatically upon the earliest to occur of (a) the completion of any voluntary or involuntary liquidation or dissolution of the Company, (b) the sale of all or substantially all of the Company’s assets or of a majority of the outstanding equity of the Company (determined on a fully diluted basis) to any Person that is not a party to this Agreement (whether pursuant to a merger, consolidation or otherwise), or (c) on the date that the Company becomes subject to the reporting requirements of Section 13 of the Exchange Act.

Section 5.9.           Governing Law. The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 5.10.        Term of the Agreement.  Unless sooner terminated in accordance with Section 5.8, this Agreement shall have a term of ten years commencing as of the date of this Agreement; provided, however, the term of this Agreement shall be automatically renewed for an unlimited number of one year terms unless a party to this Agreement shall give written notice to all other parties to this Agreement of its termination no less than 30 days prior to the end of the original term or any renewal term, in which event this Agreement shall terminate at the end of the original term or such renewal term, as the case may be.

Section 5.11.        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 5.12.        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement on the day and year first above written.

SenseIt Corp.

By:
Christopher Toffales, President

Isonics Corporation

By:
James E. Alexander, President

Christopher Toffales

Schedule I
Form of Instrument of Accession

Instrument of Accession

Reference is made to that certain Stockholders’ Agreement, dated as of             , 2006, a copy of which is attached hereto (as amended and in effect from time to time, the “Stockholders Agreement”), among SenseIt Corp. (the “Company”), Isonics Corporation and Christopher Toffales, and the Investor Stockholders (as defined in the Stockholders Agreement).  The undersigned,                         , in order to become the owner or holder of [identify Securities being Transferred] (the “Securities”) of the Company hereby agrees that, by the undersigned’s execution of this Instrument of Accession, the undersigned is an Investor Stockholder and party to the Stockholders Agreement, subject to all of the restrictions and conditions applicable to Stockholders set forth in such Stockholders’ Agreement, and all of the Securities are subject to all the restrictions and conditions applicable to the Securities, as set forth in the Stockholders Agreement.  This Instrument of Accession shall take effect and shall become a part of the Stockholders Agreement immediately upon acceptance by the Company.  Executed as of the date set forth below under the laws of the State of Delaware.

Signature:

Address:

Facsimile:

E-Mail:

Date:

Accepted:	SenseIt Corp.

By:

Name:

Title:

Date: